Exhibit 99.1

AGREEMENT TO FILE JOINT STATEMENTS

Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 (the “Act”), the undersigned are deemed to be the beneficial owners of the same securities of Columbia Sportswear Company. Therefore, in accordance with Rule 13d-1(k)(1) under the Act, the undersigned agree to jointly file a Schedule 13D reporting their beneficial ownership of such securities and any amendment thereto or substitution thereof.

Dated: November 12, 2019

/s/ Sarah A. Bany
Sarah A. Bany, individually

/s/ Sarah A. Bany, Trustee
Sarah A. Bany, as Trustee of the Gertrude Boyle Trust